Exhibit 23


                           Consent of Independent Auditors


          We consent to the reference to our firm under "Item 3. Incorporation of Documents by Reference" in the Registration Statement (Form S-8) and related prospectuses pertaining to the 1992 Stock Option Plan, 1993 Nonqualified Stock Option Plan and the 1997 Equity Incentive Plan of American Italian Pasta Company and to the incorporation by reference therein of our report dated October 27, 1997, with respect to the financial statements of American Italian Pasta Company included in its Annual Report (Form 10-K) for the year ended October 3, 1997, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

          Kansas City, Missouri
          May 6, 1998